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                                                                   EXHIBIT 10.27

                              REINSURANCE AGREEMENT

                                     between

                    RELIANCE STANDARD LIFE INSURANCE COMPANY

                                       and

                         ORACLE REINSURANCE COMPANY LTD.


         This Agreement is made and entered into on the 27 day of January, 1998 by and between Reliance Standard Life Insurance Company, a corporation duly organized under the insurance laws of the State of Illinois (hereinafter referred to as "Ceding Company"), and Oracle Reinsurance Company Ltd., a corporation duly organized under the insurance laws of Bermuda (hereinafter referred to as "Reinsurer").

         WHEREAS, the parties desire to provide for the reinsurance on a quota share basis by the Reinsurer of a portion of Ceding Company's liabilities under group long-term disability claims incurred prior to January 1, 1996 and outstanding as of the Effective Date, as defined below, on the terms more specifically provided below;

         NOW, THEREFORE, the parties agree as follows:

         I.   APPROVAL

         This Agreement shall have no force or effect until it shall have been approved or deemed approved by the Director of Insurance of the State of Illinois as and in the manner required by the Illinois Insurance Code and the regulations thereunder (collectively, the "Illinois Laws").

         II.  REINSURANCE

         The reinsurance provided for hereunder shall become effective as of 12:01 a.m. on January 1, 1998 (the "Effective Date").

         III. BUSINESS COVERED

         Ceding Company agrees to cede, and Reinsurer agrees to accept as indemnity reinsurance, 27.838118% (the "Reinsured Percentage") of Ceding Company's liabilities with respect to claims incurred under Ceding Company's group long-term disability policies prior to January 1, 1996 which are open and outstanding as of the Effective Date (the "Reinsured Claims"). This Agreement shall not, however, relate in any way to liabilities with respect to Reinsured Claims which are the subject of reinsurance cessions effected by Ceding Company prior to the Effective Date, and such liabilities shall be disregarded for purposes of applying all of the provisions of this

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Agreement.

         IV.      REINSURANCE PREMIUM

         Ceding Company shall pay to Reinsurer, within ten (10) days of receipt of the approval referenced in Section I hereof, or upon such other date to which Ceding Company and Reinsurer mutually agree, an initial reinsurance premium which shall be equal to the Reinsured Percentage of Ceding Company's aggregate statutory reserves with respect to the Reinsured Claims, as required by applicable regulatory authorities (the "Reinsured Claim Reserves"), determined as of the Effective Date, less the sum of an initial ceding commission equal to $4,833,950.00 and federal excise tax in the amount equal to 1% of the Reinsured Claim Reserves, together with interest on the amount of the Reinsured Claim Reserves for the period beginning on the Effective Date and ending on the date of such payment at the rate of six percent (6%) per annum.

         V.       REPORTS AND RECONCILIATION

         A.       Quarterly Reports and Payments

                  Ceding Company will furnish to Reinsurer within thirty (30) days after the close of each calendar quarter during which this Agreement is in effect, commencing with the calendar quarter ending on March 31, 1998, on forms mutually acceptable to Ceding Company and to Reinsurer, the following information relating to the Reinsured Claims with respect to such quarter:

                  1.       total benefit amounts paid with respect to Reinsured
         Claims;

                  2. the amount of the expense allowance, which for purposes hereof shall equal three percent (3%) of benefits paid with respect to the Reinsured Claims during the applicable calendar quarter;


                  3. the total amount of the Covered Claim Expenses (as defined in Section VI hereof) incurred by Ceding Company during such calendar quarter; and

                  4. the total amount of the Reinsured Claim Reserves as of the end of such calendar quarter.

         Reinsurer shall remit to Ceding Company, in cash, the Reinsured Percentage multipled by the sum of (a) the amount described in clause 1 above,
(b) the amount described in clause 2 above and (c) the amount described in clause 3 above, all as reflected in each such report, within ten (10) days of receipt of such report.

         B.       Annual Investment Return Commission

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                  1. Ceding Company shall be entitled to share, on an annual basis, in a portion of the Investment Return of Reinsurer on the reserves maintained by Reinsurer with respect to the Reinsured Claims (the "Reinsurer's Reserves"). The amount of such portion shall be equal to the lesser of (a) the product of (i) seventy percent (70%) of the amount by which the Investment Return for the applicable calendar year, expressed as a percentage, exceeds six percent (6%), multiplied by (ii) the Average Reserves or (b) two percent (2%) of the Average Reserves for such calendar year, as increased, in either case, by any Carryover Amount existing as of the end of such calendar year.

         For purposes of the preceding paragraph and the formula contained therein:

         "Investment Return" shall mean the Reinsurer's net investment income earned after investment expenses plus realized gains and losses divided by the product of (i) one-half (1/2) and (ii) the sum of the Reinsurer's total invested assets as of the first day of the applicable calendar year and the Reinsurer's total invested assets as of the last day of such calendar year. For purposes of the Investment Return Commission calculation in 1998, the year of the inception of this Agreement, and the year of termination of this Agreement, the Investment Return shall be calculated based upon the dates the Agreement was in force on an annualized basis.

         "Average Reserves" shall mean the product of (a) one-half (1/2) and (b) the sum of the Reinsurer's Reserves as of the first day of the applicable calendar year and the Reinsurer's Reserves as of the last day of such calendar year.

         "Carryover Amount" shall mean, as to each calendar year beginning with calendar year 1999, the cumulative sum of any amounts in the preceding calendar years by which the amount obtained pursuant to clause (b) of such formula exceeded the amount obtained pursuant to clause (a) of such formula, and which amounts have not already been applied so as to increase the amount payable pursuant to such formula.

                  2. Reinsurer will furnish to Ceding Company within fifteen
         (15) days after the close of each calendar year during which this Agreement is in effect, commencing with the calendar year ending on December 31, 1998, on forms mutually acceptable to Ceding Company and to Reinsurer, reports setting forth the amounts of the Investment Return and the Average Reserves for such calendar year, along with the amounts of any Carryover Amount existing as of the end of such calendar year, including, in each case, supporting calculations. Each payment due pursuant to this Section shall be made by Reinsurer to Ceding Company within ten (10) days of its receipt of the calculation thereof from Ceding Company.

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         VI.      CLAIMS

         All settlements made by Ceding Company with respect to the Reinsured Claims shall under all circumstances be binding upon Reinsurer. Reinsurer shall pay the Reinsured Percentage of the Covered Claim Expenses, net of any portion thereof for which Ceding Company is entitled to be reimbursed from any third party reinsurer, relating to any contest or compromise of a Reinsured Claim, and Reinsurer shall share in the total amount of savings in the same proportion. "Covered Claim Expenses" shall include costs of investigation, legal fees, court costs, interest charges, and extracontractual payments or damages not resulting from the negligence or willful misconduct of Ceding Company, if any, relating to the Reinsured Claims. Compensation of salaried officers and employees shall not be considered Covered Claim Expenses.


         VII. LETTERS OF CREDIT

         A. Reinsurer agrees to maintain, at all times during which any liabilities or obligations to Ceding Company under this Agreement remain outstanding, one or more letters of credit from a financial institution or institutions acceptable to Ceding Company, the terms of which letters of credit shall comply with all provisions of the Illinois Laws as may be necessary in order for Ceding Company to receive a reduction from the Reinsured Claim Reserves in the full amount of the reinsurance ceded hereunder. Reinsurer shall cause the terms of such letters of credit to be amended as may be necessary to assure continued compliance with the Illinois Laws in the event of any changes or modifications that may occur thereto from time to time, except to the extent that such changes or modifications, by their terms, do not apply to letters of credit issued prior to the effective date of such changes. The amount of such letter of credit shall at all times be at least equal to the Reinsured Percentage of the claim reserves that would be required to be held by Ceding Company if not for the reinsurance cession provided for in this Agreement.

         B. Reinsurer and Ceding Company agree that, notwithstanding any other provisions in this Agreement, the letter(s) of credit provided by Reinsurer pursuant to the provisions of Section VII(A), (i) may be drawn upon by Ceding Company at any time, (ii) shall remain under the exclusive control of Ceding Company and (iii) may be utilized by Ceding Company or its successors in interest only for one or more of the following reasons:

                  1. To reimburse Ceding Company for Reinsurer's share of premiums returned to the owners of policies reinsured under this Agreement on account of cancellations of such policies.

                  2. To reimburse Ceding Company for Reinsurer's share of surrenders and benefits or losses paid by Ceding Company under

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         the terms and provisions of the policies reinsured under this
         Agreement.

                  3. To fund an account with Ceding Company in an amount at least equal to the deduction, for reinsurance ceded, from Ceding Company's liabilities for the Reinsured Claims. This amount shall include, but not be limited to, amounts for policy reserves, claims and losses incurred (including losses incurred but not reported) and unearned premium reserves. Ceding Company shall be liable to Reinsurer for interest at a rate equal to a base rate, as determined from time to time by Bank of America, plus three percent (3%), on all amounts in such account for the period beginning when they are obtained pursuant to the letter of credit until the time they actually become due to Ceding Company under this Agreement.

                  4. To pay any other amounts Ceding Company claims are due under this Agreement. Ceding Company shall return to Reinsurer any amounts drawn down in excess of the actual amounts required for such amounts or any amounts that are subsequently determined not to be due.

                  5. To pay existing liabilities between Ceding Company and Reinsurer upon a termination of this Agreement pursuant to
         Section XIII hereof.

         The foregoing provisions of this Section VII(B) shall be applied without diminution because of insolvency on the part of Ceding Company or Reinsurer.

         VIII. INSPECTION

         Each party hereto shall allow the other party to inspect, at all reasonable times, all of its books and records with respect to all transactions under or relating to this Agreement. Each party shall hold in confidence the results of such inspection.

         IX. ERRORS AND OMISSIONS

         If any failure of either party hereto to comply with any provision of this Agreement is shown to have been unintentional, and if such party promptly takes appropriate steps to cure such failure, such party shall not be deemed by reason of such failure to be in breach of its obligations under this Agreement. The failure of either party to make any remittance to the other required by this Agreement shall not be deemed to be a breach of this Agreement if cured within five (5) business days after written notice of the party to receive such remittance that such remittance is due and unpaid, unless such notice is the third or greater such notice given in any one calendar year. Such notice will be effective upon receipt.



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         X.  INSOLVENCY

         The reinsurance provided under this Agreement shall be payable by Reinsurer on the basis of the liability of Ceding Company with respect to the Reinsured Claims without diminution because of the insolvency of Ceding Company. In the event of the insolvency of Ceding Company, payments by Reinsurer shall be made directly to Ceding Company or its liquidator, receiver or statutory successor.

         In such event, the liquidator, receiver, or statutory successor of Ceding Company shall give written notice of the pendency of a Reinsured Claim against Ceding Company on the Reinsured Policy within a reasonable time after such Reinsured Claim is filed in the insolvency proceeding. During the pendency of any such claim, Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defenses which Reinsurer considers available to Ceding Company or its liquidator, receiver, or statutory successor. The expense thus incurred by Reinsurer shall be chargeable against Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to Ceding Company solely as a result of the defense undertaken by Reinsurer.

         XI.   ARBITRATION

         In the event of any dispute arising under this Agreement either party hereto may elect that such dispute be resolved by arbitration. In order to make such an election, such party must select an arbitrator and give written notice to the other party of its election and of the name and address of the arbitrator so selected. Within twenty (20) days after receiving that notice, the other party shall select an arbitrator and give the first party notice of the name and address of said arbitrator. If the other party fails to notify the first party of the name and address of an arbitrator within such 20-day period, the arbitrator selected by the first party shall serve as sole arbitrator. Within twenty (20) days thereafter the two arbitrators so selected shall select a third arbitrator. Should the two arbitrators be unable to agree upon a choice of the third within such time period, each shall provide the name of an acceptable third arbitrator and lots shall be drawn to select the third.


         The arbitrators shall conduct any arbitration under this Agreement in accordance with the rules of the American Arbitration Association. Each party shall submit its case to the arbitrators within thirty (30) days after the third arbitrator is chosen. The Court of Arbitrators will be held in Philadelphia, PA.

         The arbitrators shall be active or retired and disinterested officers of life or health insurance companies other than the two parties to this Agreement or any of their affiliates and shall be

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familiar with the reinsurance business. The arbitrators shall base their decision on the terms and conditions of this Agreement and, as necessary, on the generally accepted customs and practices of the life and health insurance and life and health reinsurance industry rather than solely on a strict interpretation of applicable law. They shall decide by a majority of votes, and their written decision shall be binding upon the parties and shall not be subject to appeal. The cost of arbitration, including the fees of the arbitrators, shall be borne by the losing party unless the arbitrators shall decide otherwise.

         The parties intend this Section XI to be enforceable in accordance with the Federal Arbitration Act, including any amendments thereto which are subsequently adopted. In the event that either party refuses to submit to arbitration as required by this Section XI, the other party may request a United States Federal District Court to compel arbitration in accordance with the Federal Arbitration Act. Both parties consent to the jurisdiction of any such court to enforce this Article and to confirm and enforce the performance of any award of the arbitrators.

         XII.  NO THIRD PARTY BENEFICIARIES

         This Agreement is solely between Ceding Company and Reinsurer. Performance of the respective obligations of each party under this Agreement shall be rendered solely to the other party. In no event shall any policyholder or insured of Ceding Company, any beneficiary of such policyholder or insured or any other person or entity (other than Ceding Company and Reinsurer) have any rights under this Agreement and Ceding Company shall remain solely liable to such policyholder, insured or beneficiary of such insured. Without limiting the generality of the foregoing, Reinsurer shall have no direct or indirect obligation to insureds, claimants or beneficiaries under the Reinsured Claims or the policies under which such claims arose.

         XIII. TERMINATION

         A. This Agreement shall terminate upon the first to occur of any of the following events:

                  1. At such time as all of Ceding Company's liabilities and obligations with respect to the Reinsured Claims have been satisfied or expired in their entirety, and Reinsurer has paid to Ceding Company in full all amounts owing to Ceding Company under the provisions of this Agreement.

                  2. At any time, by mutual written consent of the parties.

                  3. Upon the delivery to Reinsurer of an election in writing by Ceding Company, in the event that an event constituting a Change of Control (as defined below) occurs

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         with respect to Reinsurer.

                  4. Upon the delivery to Reinsurer of an election in writing by Ceding Company, thirty (30) or less days prior to the scheduled expiration of one or more of the letters of credit required to be maintained by Reinsurer pursuant to Section VII hereof if, at such time Reinsurer has not provided assurance acceptable to Ceding Company, in its sole discretion, that such letter or letters of credit will be renewed for an additional term of not less than one (1) year or replaced with one or more letters of credit meeting the requirements of
         Section VII hereof and having a term or terms of no less than one (1) year.

         For purposes of Section XIII(A)(3), a "Change of Control" shall be deemed to have occurred (1) if individuals who, as of the effective date of this Plan, constitute the Board of Directors of Reinsurer's parent company, Delphi International Ltd. (the "Board of Directors" generally and as of the date of this Agreement the "Incumbent Board"), cease for any reason to continue to constitute at least a majority of the directors constituting the Board of Directors, provided that any person becoming a director subsequent to the date of this Agreement whose election, or nomination for election by International's shareholders, was approved by a vote of at least three-quarters (3/4) of the then directors who are members of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is (A) in connection with the acquisition by a third person, including a "group" as such term is used in Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended (the "1934 Act"), of beneficial ownership, directly or indirectly, of 20% or more of the combined voting securities ordinarily having the right to vote for the election of directors of International(unless such acquisition of beneficial ownership was approved by a majority of the Board of Directors who are members of the Incumbent Board), or (B) in connection with an actual or threatened election contest relating to the election of the directors of International, as such terms are used in Rule 14a- 11 of Regulation 14A promulgated under the 1934 Act) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; or (2) if the stockholders of International approve a merger, consolidation, recapitalization or reorganization of International, reverse split of any class of voting securities of International, or an acquisition of securities or assets by International, or the sale or disposition by International of all or substantially all of International's assets, or if any such transaction is consummated without stockholder approval, other than any such transaction in which the holders of outstanding International voting securities immediately prior to the transaction receive, with respect to such International voting securities, voting securities of the surviving or transferee entity representing more than 60 percent of the total voting power outstanding immediately after such transaction, with the voting power of each such continuing holder relative to other

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such continuing holders not substantially altered in the transaction; or (3) if the stockholders of International approve a plan of complete liquidation of International.

         B. In the event of any termination of this Agreement pursuant to subsections 2, 3 or 4 of Section XIII(A), Reinsurer shall pay to Ceding Company, no later than the effective date of such termination, the full amount of the reserves required to be maintained by Ceding Company with respect to the portion of the Reinsured Claim Reserves ceded pursuant to this Agreement, along with all other amounts owing to Ceding Company under the provisions of this Agreement, as of such effective date.

         XIV.  SETOFFS

         Ceding Company and Reinsurer may setoff any balance due and payable by it to the other party against any balance due and payable from such other party.

         XV.  CURRENCY

         All amounts as to which payments are provided for hereunder shall be paid in U.S. dollars.

         XVI. NOTICES

         Any notice, report, statement, or other communication provided for or appropriate under this Agreement shall be in writing and be given by personal delivery, by a nationally recognized overnight delivery service, or by first class United States mail, postage prepaid, as follows:

To Reinsurer:

                           Oracle Reinsurance Company Ltd.
                           Clarendon House
                           11 Church Street
                           Hamilton, Bermuda
                           Attention: Colin O'Connor

To Ceding Company:

                           Reliance Standard Life Insurance Company
                           2501 Parkway
                           Philadelphia, Pennsylvania  19130
                           Attention: Wayne Benseler

Either party may change its address for purposes of receipt of any such communication by giving ten (10) days notice of such change to the other party in the manner above prescribed.

         XVII. GOVERNING LAW


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         This Agreement shall be deemed to have been made under and shall be governed by the laws, regulations and decisions of the State of Illinois in all respects, including matters of construction, validity, and performance, without giving effect to principles of conflicts of laws.

         XVIII.  POLICY FORMS

         Reinsurer acknowledges receipt from Ceding Company of specimen forms of the insurance policies under which the Reinsured Claims have been incurred.

         XIX.  ENTIRE AGREEMENT; AMENDMENTS

         This Agreement constitutes the entire agreement of the parties hereto with respect to the Reinsured Claims and there are no understandings between the parties other than as expressed in this Agreement. Any amendment, change or modification to this Agreement shall be null and void unless the same is made by a written amendment to this Agreement signed by both parties hereto.

         XX.  EXPENSES

                  Except as may be otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each of the parties hereto shall pay its own costs and expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

         XXI.  COUNTERPARTS

                  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         XXII.  ASSIGNMENT; BINDING EFFECT

                  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by any of the parties hereto without the prior written consent of the other party, and any such assignment that is attempted without such consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and permitted assigns.

         XXIII.  INVALID PROVISIONS

                  If any provision of this Agreement is held to be illegal, invalid, or enforceable under any present or future law, and if the

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rights or obligations of the parties hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable; (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom.

         XXIV.  WAIVER

                  Any term or condition of this Agreement may be waived in writing at any time by the party that is entitled to the benefit thereof. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach or nonfulfillment on a future occasion. All remedies, either under the terms of this Agreement, or by law or otherwise afforded, shall be cumulative and not alternative, except as otherwise provided by law.

         XXV.  JURISDICTION; DESIGNATED ATTORNEY

                  In the event of the failure of Reinsurer to perform its obligations under the terms of this Agreement, Reinsurer, at the request of Ceding Company, shall (i) submit to the jurisdiction of any court of competent jurisdiction in any state of the United States, (ii) comply with all requirements necessary to give such court jurisdiction, and (iii) shall abide by the final decision of the court or of any appellate court in the event of an appeal. Reinsurer hereby designates the Illinois Director of Insurance (or an attorney designated by such Director) as Reinsurer's true and lawful attorney upon whom may be served any lawful process in any action, suit, or proceeding instituted by or on behalf of the Ceding Company.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

Attest:                  RELIANCE STANDARD LIFE INSURANCE COMPANY


______________________   By:  ___________________________________
                              Name:
                              Title:



Attest:                  ORACLE REINSURANCE COMPANY LTD.


______________________   By:  ___________________________________
                              Name:
                              Title:


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